EXHIBIT 10.2

MEDICAL DIRECTOR SERVICES AGREEMENT

This Medical Director Services Agreement (the “Agreement”) is made effective as of the 1st day of September 2005, by and between WellQuest Medical & Wellness Centers of Northwest Arkansas, Ltd. d/b/a WellQuest – Northwest Arkansas (“WellQuest”) and C. Wade Fox, M.D. (the “Physician”).

I.  BACKGROUND

WellQuest operates or intends to operate centers (the “WellQuest Centers”) in Northwest Arkansas that provide one-stop primary healthcare and wellness services.  The WellQuest Centers include medical spa services, retail health and wellness shops, laboratories and imaging centers. A physician practice (each practice being hereinafter referred to as a “Practice”) is located in space adjacent to each WellQuest Center, so that a patient who visits a WellQuest Center has a full-service primary care health and wellness center available to him or her.  Pursuant to a Management and Physician Services Agreement between WellQuest and each Practice, WellQuest provides a full range of management services to the Practices, and the Practices provide certain physician supervisory and other medical services to the WellQuest Centers.

WellQuest has identified a need for a physician to serve as a medical director (the “Medical Director”) to advise WellQuest on the operations of WellQuest’s Northwest Arkansas Centers and to provide medical services to patients of the Northwest Arkansas WellQuest Centers.

Physician is qualified by virtue of training and experience in the practice of medicine and otherwise meets WellQuest’s requirements for the position of Northwest Arkansas Medical Director.  Moreover, Physician is or intends to become the sole shareholder of the Practices located adjacent to the WellQuest Centers in Northwest Arkansas, so Physician is uniquely situated to provide medical direction to the WellQuest Centers.  WellQuest desires to contract with Physician, and Physician desires to contract with WellQuest to provide the Medical Director services upon the terms and conditions as set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

II.  ENGAGEMENT

WellQuest hereby engages Physician to perform the administrative services described in this Agreement and set forth on Schedule 3.2 attached hereto and incorporated herein by reference, including primarily serving as the Medical Director of the Northwest Arkansas WellQuest Centers.

III.  OBLIGATIONS OF PHYSICIAN

3.1           Qualifications and Membership.  Physician shall remain in full compliance with all of the following conditions continuously during the entire term of this Agreement.  Failure of Physician to satisfy any or all of the following conditions shall constitute grounds for automatic termination of this Agreement as set forth in Section 7.3 below.

(a)           Physician shall be licensed to practice medicine in the state of Arkansas (the “State”) without restriction or subject to any disciplinary or corrective action;

(b)           Physician shall have all customary narcotics and controlled substances numbers and licenses;

(c)           Physician shall be a member in good standing of the medical staff of an area hospital specified by WellQuest without restriction or subject to any disciplinary or corrective action and with clinical privileges sufficient to permit Physician to perform all services required of Physician under this Agreement;

(d)           Physician shall be board certified in the specialty of family practice medicine; and

(e)           Physician shall act at all times in a professional manner, and refrain from any action or conduct that is disruptive, unprofessional, or harassing, including, but not limited to, conduct which is sexual in content or orientation, or of any other unprofessional conduct in the performance of services under or in connection with this Agreement.

3.2           Duties and Responsibilities.  Physician agrees to serve as the Medical Director of the Northwest Arkansas WellQuest Centers.  In this position, Physician shall be responsible for all medico-administrative matters involving the Northwest Arkansas WellQuest Centers, including, but not limited to, those duties and responsibilities set forth on Schedule 3.2 and the following (collectively, such duties and responsibilities, the “Administrative Services”):

(a)           Physician shall supervise the Northwest Arkansas WellQuest Centers in conformance with WellQuest policies and procedures established from time to time by WellQuest, and shall perform all services and duties under this Agreement in strict accordance with applicable standards of third-payor reimbursement bodies, and all federal, state, and local laws, rules, regulations, ordinances, and judicial and administrative interpretations thereof.  Physician shall also comply with all laws governing the practice of medicine in the State and all rules and regulations of the State’s Board of Medical Examiners, or other applicable regulatory authority, and shall do everything necessary to maintain in effect Physician’s license to practice medicine in the State.  Periodic medical reviews of the clinical aspects of the WellQuest Northwest Arkansas Centers shall be conducted by Physician to ensure compliance with the foregoing and with quality assurance and medical audit programs of the WellQuest Arkansas Centers and its medical staff.  Physician shall work collaboratively with the chief executive officer of WellQuest (the “CEO”) to ensure compliance with all standards specifically related to the medical staff, patient care services, and related areas.

(b)           Physician shall be available at reasonable times for consultation with WellQuest and its officers and directors.

(c)           Physician shall assist WellQuest in the training of any WellQuest personnel required for operation of the WellQuest Arkansas Centers.

(d)           Physician or a designee acceptable to Physician and to WellQuest shall be available twenty-four (24) hours a day for on-call consultation, assistance and decisions regarding patient care or emergency issues at the Arkansas WellQuest Centers.

(e)           Physician shall have the title of “Medical Director/WellQuest-Northwest Arkansas.”

3.3           Time Required.

(a)           Administrative Services.  Physician shall devote such amount of time as is necessary to carry out the duties and responsibilities of Physician as the Medical Director of the WellQuest Centers and to provide the Administrative Services to the Arkansas WellQuest Centers as set forth in this Agreement.  It is anticipated that generally the amount of time required for Physician to adequately perform the Administrative Services and act as the Medical Director of the Arkansas WellQuest Centers will be a minimum of five (5) hours per week.  Physician and WellQuest agree that one hundred percent (100%) of Physician’s working hours covered by this Section 3.3(a) will be spent providing the Administrative Services to WellQuest.

(b)           Time Reports.  Physician agrees to follow WellQuest policies and procedures for the submission of project status updates or records outlining services performed as Medical Director for WellQuest.  Within ten (10) days following the end of each month, Physician shall deliver to WellQuest CEO  a written status report (or other records as required by and in the format approved by the CEO), which report shall specifically identify the time spent providing the Administrative Services during the month just ended.

3.4           Location of Administrative Services.  Physician shall perform the obligations of Physician under this Agreement at WellQuest’s Northwest Arkansas Centers.

3.5           Limitation.  Physician agrees, during the term of this Agreement, not to accept similar responsibilities as the medical director of, or serve in a similar capacity with, any other concern which is, at such time, engaged in a business of a like or similar nature to the business being conducted by WellQuest that would interfere with Physician’s ability to perform his or her duties under this Agreement.  Any such additional appointment or employment will require the prior written consent of the WellQuest CEO.

3.6           Insurance.  Physician will at all times throughout the term of this Agreement maintain general and professional liability insurance, including malpractice insurance, in an amount no less than one million dollars ($1,000,000.00) for each claim and three million dollars ($3,000,000.00) for aggregate claims for one occurrence.  Such insurance shall be obtained from a reputable insurance company authorized to sell liability insurance policies in the State, rated A or better and reasonably satisfactory to WellQuest.  Such insurance may be in a combination of primary and excess amounts.  Moreover, in the event that Physician ceases to provide services hereunder, or upon the termination or expiration of this Agreement, if Physician’s insurance is “claims made” insurance rather than “occurrence” insurance, Physician will either (i) purchase “tail” coverage to continue the liability insurance coverage for the period during which Physician rendered services hereunder or (ii) continue in full force and effect the same level of liability insurance coverage on a claims made basis until the longest statute of limitations for professional liability has expired (recognizing that the statute of limitations for minors is tolled until they reach the age of majority).  This requirement shall be deemed continuing and shall survive any termination or expiration of this Agreement.  Said insurance shall cover all of Physician’s professional services provided to patients and Physician’s private medical practice.  On or before the effective date of this Agreement and thereafter on the first day of each year of the term of this Agreement, Physician and each physician will deliver to WellQuest a certificate of insurance evidencing the required coverage and the payment of premiums by Physician for the ensuing year.  Physician’s insurer or insurers shall provide written notice to WellQuest of the cancellation or proposed cancellation of any such liability insurance policy.

3.7           Disclosure of Information.  Physician recognizes and acknowledges that Physician will have access to certain confidential information of WellQuest and that such information constitutes valuable, special and unique property of WellQuest.  Physician will not, during or after the term of this Agreement, without the consent of WellQuest, disclose any such confidential information to any other person, firm, corporation, association, or other entity for any reason or purpose whatsoever except as may be ordered by a court or governmental agency or as may otherwise be required by law.  In the event of a breach or a threatened breach by Physician of the provisions of this paragraph, WellQuest shall be entitled to an injunction restraining Physician from disclosing in whole or in part any confidential information.  Nothing herein shall be construed as prohibiting WellQuest from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of damages from Physician.

3.8           Financial Obligation.  Physician shall incur no financial obligation on behalf of WellQuest or the WellQuest Centers or for which WellQuest shall be responsible without prior approval of WellQuest’s CEO.

3.9           Notification of Change in Representations.  Physician shall notify WellQuest immediately in writing if any of the representations made by Physician in Article IV are no longer true and correct.

IV.  PHYSICIAN’S REPRESENTATIONS AND WARRANTIES

Physician makes the following representations and warranties to WellQuest:

4.1           Physician’s Qualifications.  Physician is, and for the term of this Agreement will remain, fully qualified as described in Section 3.1 above.

4.2           Prior Actions.  Except to the extent set forth in Schedule 4.2 attached hereto, (a) Physician’s license to practice medicine in any state has never been suspended or revoked; (b) Physician has never been reprimanded, sanctioned or disciplined by any licensing board or state or local medical society or specialty board; (c) there has never been entered against Physician a final judgment in a malpractice action having an aggregate award to the plaintiff in excess of $10,000, and no action, based on an allegation of malpractice by Physician, has ever been settled by payment to the plaintiff of an aggregate of more than $10,000; (d) Physician has never been denied membership or reappointment of membership on the medical staff of any hospital and no hospital medical staff membership or clinical privileges of Physician have ever been suspended, curtailed or revoked; (e) Physician is not in breach of any other contract, obligation, or covenant that would affect his ability to perform hereunder and, as a result of entering into this Agreement, will not breach any such contract, obligation or covenant; (f) Physician has never been suspended, excluded, barred or sanctioned by Medicare, Medicaid, CHAMPUS, or any other state or federal healthcare program; and (g) Physician has never been convicted of a criminal offense related to healthcare.

V.  OBLIGATIONS AND COVENANTS OF HEALTHQUEST

5.1           Space, Equipment, and Supplies.  During the term of this Agreement, WellQuest will make available the space, utilities, equipment, supplies, and services, including housekeeping and laundry, reasonably necessary for the proper operation of the WellQuest Centers and for Physician to fulfill Physician’s administrative responsibilities as the Medical Director of the WellQuest Centers.  WellQuest will maintain all such equipment in good order and repair.

5.2           Other Personnel.  In consultation with Physician, WellQuest will employ or assign all non-physician personnel reasonably necessary for the proper operation of the WellQuest Centers.  All salaries, wages, taxes, insurance, workers’ compensation insurance, and other expenses and benefits incidental to the employment of such non-physician personnel by WellQuest will be the responsibility and obligation of WellQuest.

5.3           Policies.  WellQuest shall adopt such policies, rules, and regulations, which may be modified from time to time by WellQuest in its sole discretion, affecting the business of the WellQuest Centers and WellQuest.  The WellQuest Centers shall comply with federal, state, and local law, rules, and regulations and record keeping and reporting requirements.

VI.  FINANCIAL INFORMATION

6.1           Administrative Services.  In consideration of the provision of Administrative Services by Physician to WellQuest under this Agreement, WellQuest agrees to pay to Physician an annual fee of twenty-five thousand dollars ($25,000).  Such fee is deemed earned on a monthly basis during the term and payable monthly in arrears on the last day of each month in which services were provided.

6.2           Billing.  Physician shall not charge patients for the Administrative Services rendered as the Medical Director of the WellQuest Centers.

6.3           Taxes.  Physician, as an independent contractor, agrees to pay in a timely manner, all social security and other payroll taxes relating to such compensation and Physician shall have no claim against WellQuest for vacation pay, sick leave, retirement benefits, Social Security, workers’ compensation, disability or unemployment insurance benefits or other employee benefits of any kind.

6.4           Performance Bonus Related to Medical Spa Services. In recognition that the professional oversight of Physician may contribute to the overall quality, service, efficiency, effectiveness and performance of the non-governmental payor revenue of the medical spa services of the Northwest Arkansas WellQuest Centers, WellQuest will develop specific performance measures and a commensurate bonus plan related to these areas of performance during the term of the Agreement.

VII.  TERM AND TERMINATION

7.1           Term.  The term of this Agreement will be for three (3) years and shall begin on the 1st day of September, 2005, and end on the 31st day of August, 2008, unless sooner terminated in accordance with the terms hereof.  Thereafter, this Agreement shall automatically renew for successive two (2) year terms unless either party gives notice of its intent not to renew at least 90 days prior to the expiration of the then current term.

7.2           Termination With Cause.  If Physician fails to comply with any or all of the requirements set forth in Section 3.1 of this Agreement at any time during the Agreement, WellQuest shall be entitled to terminate this Agreement effective immediately.

7.3           Termination Option Upon Termination of Other Agreements.  WellQuest, at its sole option, may terminate this Agreement upon notice to Physician in the event i) Physician ceases to own or provide services to the Practice; or ii) upon the termination or expiration of the Management and Medical Services Agreement between the Practice and WellQuest.

7.4           Modification or Renewal.  The payment provisions of this Agreement may not be altered or modified during the initial term of this Agreement or any renewal thereof.  Moreover, following termination without cause, the parties shall not enter into the same or a similar contract with each other unless the new contract does not have the effect of altering or modifying the previous Agreement’s payment provisions within a 12-month period.  The intent of this provision is to prohibit the parties from terminating this Agreement without cause and then entering into a new contract in order to alter or modify the payment provisions within a period of less than one (1) year.

VIII.  INDEMNIFICATION

Physician hereby agrees to indemnify and hold harmless WellQuest from and against any claim, loss, damage, cost, expense or liability arising out of or related to the performance or nonperformance by Physician, or such other physicians as he or she employs or contracts with to provide coverage on his behalf, of any services (including supervision), to be performed or provided by Physician under this Agreement, including, but not limited to, the practice of the profession of medicine by Physician or such other physicians.  This covenant shall be deemed continuing and shall survive any termination or expiration of this Agreement.

IX.  HIPAA BUSINESS ASSOCIATE RELATIONSHIP

Because Physician provides administrative services for the WellQuest Centers that involve the use and/or disclosure of individually identifiable health information relating to the WellQuest Centers” patients (“Protected Health Information” or “PHI”), Physician is deemed to be a business associate of WellQuest under the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), including the federal privacy regulations (“Privacy Regulations”) set forth at 45 CFR Part 160 and Part 164 and the federal security regulations (“Security Regulations”) set forth at 45 CFR Parts 160, 162, and 164.  Physician agrees to comply with the following:

9.1           Permitted Uses and Disclosures. Physician shall not use or disclose any Protected Health Information other than as permitted by this Agreement in order to perform Physician’s obligations hereunder or as required by law.  Physician shall not use or disclose the PHI in any way that would be prohibited if used or disclosed in such a way by WellQuest.

9.2           Minimum Necessary Information.  Physician shall only request from WellQuest, and shall only use and disclose, the minimum amount of PHI necessary to carry out the Physician’s responsibilities under this Agreement.

9.3           Reporting. If Physician becomes aware of any use or disclosure of PHI in violation of this Agreement, including any “security incident” as defined by the Security Regulations, Physician shall immediately report such information to WellQuest.  Physician shall also require its employees, agents, and subcontractors to immediately report any use or disclosure of PHI in violation of this Agreement or any security incident.  Physician shall cooperate with, and take any action required by, WellQuest to mitigate any harm caused by such improper disclosure.

9.4           Agents and Subcontractors.  Physician shall require his or her employees, agents, and subcontractors to agree not to use or disclose PHI in any manner except as specifically allowed herein, and shall take appropriate disciplinary action against any employee or other agent who uses or discloses PHI in violation of this Agreement.  Physician shall require any agent or subcontractor that carries out any duties for Physician involving the use, custody, disclosure, creation of, or access to PHI to enter into a written contract with Physician containing provisions substantially identical to the restrictions and conditions set forth in this Section.

9.5           WellQuest Policies, Privacy Practices, and Restrictions.  Physician shall comply with all WellQuest notices, policies, and procedures, including updates thereto provided from time to time by WellQuest, and shall assure that each of Physician’s agents and employees has received appropriate training regarding HIPAA confidentiality and patient privacy compliance issues.

9.6           Patient Rights.  Physician acknowledges that the Privacy Regulations require WellQuest to provide patients with a number of privacy rights, including (a) the right to inspect PHI within the possession or control of WellQuest, its business associates, and their subcontractors, (b) the right to amend such PHI, and (c) the right to obtain an accounting of certain disclosures of their PHI to third parties.  Physician shall establish and maintain adequate internal controls and procedures allowing it to readily assist WellQuest in complying with patient requests to exercise any patient rights granted by the Privacy Regulations, and shall, at no additional cost to WellQuest, immediately comply with all WellQuest requests to amend, provide access to, or create an accounting of disclosures of the PHI in the possession of Physician or its agents and subcontractors.  If Physician receives a request directly from a patient to exercise any patient rights granted by the Privacy Regulations, Physician shall immediately forward the request to WellQuest.

9.7           Safeguards. Physician shall use appropriate physical, technical, and administrative safeguards to prevent the use or disclosure of PHI other than as provided for by this Agreement and by WellQuest’s privacy and security policies, including implementing security processes for the protection of electronic PHI during transmission and storage consistent with the requirements of the Security Regulations. Upon request, Physician shall allow WellQuest to review such safeguards.

9.8           Disclosure to DHHS. Physician shall make Physician’s internal practices, books, and records relating to the use and disclosure of PHI available to the Secretary of Health and Human Services to the extent required for determining WellQuest’s compliance with the Privacy Regulations.  Notwithstanding the above, no attorney-client, accountant-client, or other legal privilege shall be deemed waived by WellQuest or Physician by virtue of this provision.

9.9           Termination and Return of PHI. Notwithstanding anything to the contrary in this Agreement, WellQuest may terminate this Agreement immediately if, in WellQuest’s reasonable opinion, Physician breaches any provision of this Section.  Upon termination of this Agreement for any reason, Physician shall, if feasible, return or destroy all PHI received from WellQuest or created by Physician on behalf of WellQuest.  If such return or destruction is not feasible, the parties agree that the requirements of this Section shall survive termination of this Agreement and that Physician shall limit all further uses and disclosures of  PHI to those purposes that make the return or destruction of such information infeasible.

X.  MISCELLANEOUS

10.1         Parties’ Relationship.  In the performance of the Administrative Services required to be provided by Physician under this Agreement, Physician at all times will be acting as an independent contractor engaged in the profession and practice of medicine. Physician shall employ his or her own means and methods and exercise his or her own professional judgment in the performance of the Administrative Services, and WellQuest shall have no right of control or direction with respect to such means, methods or judgments, or with respect to the details of such services.  The only concern of WellQuest under this Agreement or otherwise is that, irrespective of the means selected, such Administrative Services shall be provided in a competent, efficient and satisfactory manner.  It is expressly agreed that Physician shall not for any purpose be deemed to be an employee, agent, partner, joint venturer, ostensible or apparent agent, servant, or borrowed servant of WellQuest.

10.2         Non-Discrimination.  Physician will not discriminate on the basis of race, color, sex, age, religion, national origin, or handicap in providing services under this Agreement or in the selection of employees or independent contractors.  This Agreement incorporates by reference the contract clauses of Executive Order 11246, as amended, Section 503 of the Rehabilitation Act of 1973, as amended, and the Vietnam Era Veterans’ Readjustment Assistance Act, as amended, 38 U.S.C. Section 4212.

10.3         Fraud and Abuse.  The parties enter into this Agreement with the intent of conducting their relationship in full compliance with applicable state, local, and federal law including the Medicare/Medicaid Anti-fraud and Abuse Amendments. Notwithstanding any unanticipated effect of any of the provisions herein, neither party will intentionally conduct itself under the terms of this Agreement in a manner to constitute a violation of the Medicare and Medicaid fraud and abuse provisions, and nothing contained in this Agreement shall require Physician or any physician to admit or refer any patients to the WellQuest Centers or otherwise to use WellQuest’s facilities as a precondition to receiving the benefits set forth herein.  Further, if legislation is passed, the effect of which would be to hinder WellQuest’s ability to obtain reimbursement from Medicare or Medicaid due to the existence of this Agreement, then WellQuest may, at its option, terminate this Agreement.

10.4         Notices. Any notices or payments required or permitted to be given under this Agreement shall be deemed given when in writing and hand delivered or deposited in the United States mail, certified or registered, postage prepaid, return receipt requested, to the other party at the address set forth below or as the party may designate in writing:

To WellQuest:	WellQuest Medical & Wellness Centers of Arkansas, Ltd.
5158 Oak Leaf Drive,
Tulsa, Oklahoma 74131-2653
Attn: Steve Swift

With copies to:	Newton O’Connor Turner & Ketchum
Bank of America Center
15 West Sixth Street, Suite 2700
Tulsa, Oklahoma 74119-5423
Attn: John O’Connor, Esq.

To Practice:	C. Wade Fox, M.D., P.A.
602 SW Sims
Bentonville, AR 72712
Attn: C Wade Fox, M.D.

With copies to:

Attn:

All notices shall be deemed to have been given on the date of actual delivery, as evidenced by the return receipt or courier record.

10.5         Duty to Cooperate.  Each party agrees to cooperate with the other fully in formulating and implementing the goals and objectives which are in the best interests of WellQuest and its patients.

10.6         Severability.  In the event that any provision of this Agreement is held to be unenforceable for any reason, the unenforceability of that provision shall not affect the remainder of this Agreement, which shall remain in full force and effect in accordance with its terms.

10.7         Captions.  The captions for each Section of this Agreement are included for convenience of reference only and are not to be considered a part hereof, and shall not be deemed to modify, restrict or enlarge any of the terms of provisions of this Agreement.

10.8         Governing Law.  This Agreement shall be subject to and governed by the laws of the State of Arkansas, without regard to any conflicts of law provisions therein contained.

10.9         Assignment.  WellQuest may assign this Agreement to any entity which owns or operates WellQuest or any entity that is under common control with WellQuest without Physician’s consent.  Physician may not assign his or her rights or obligations under this Agreement other than to a professional corporation owned entirely by Physician.  Further, Physician may not subcontract or otherwise arrange for another individual or entity to perform his or her duties under this Agreement.

10.10       Force Majeure.  Either party shall be excused for failures and delays in performance of its respective obligations under this Agreement due to any cause beyond the control and without the fault of such party, including without limitation, any act of God, war, riot or insurrection, law or regulation, strike, flood, fire, explosion or inability due to any of the aforementioned causes to obtain labor, materials or facilities.  Nevertheless, each party shall use its best efforts to avoid or remove such causes and to continue performance whenever such causes are removed, and shall notify the other party of the problem.

10.11       No Waiver.  No waiver of a breach of any provision of this Agreement will be construed to be a waiver of this Agreement, whether of a similar or different nature, and no delay in acting with regard to a breach shall be construed as a waiver of that breach.

10.12      Survival.  Any provisions of this Agreement creating obligations extending beyond the term of this Agreement will survive the expiration or termination of this Agreement, regardless of the reason for such termination.

10.13       Amendment.  No amendment or variation of the terms of this Agreement shall be valid unless in writing and signed by both parties.

10.14       Entire Agreement.  This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, and supersedes any and all other agreements, understandings, negotiations, or representations, oral or written, between them.

10.15      Remedies.  All rights, powers and remedies granted to either party by any particular term of this Agreement are in addition to, and not in limitation of, any rights, powers or remedies which it has under any other term of this Agreement, at common law, in equity, by statute, or otherwise.  All such rights powers and remedies may be exercised separately or concurrently, in such order and as often as may be deemed expedient by either party.

10.16       Execution in Counterparts.  This Agreement and any amendments hereto may be executed in multiple counterparts by Physician and by an appropriate officer of WellQuest.  Each counterpart shall be deemed an original, but all counterparts together shall constitute one and the same instrument.

10.17       Authorization for Agreement.  The execution and performance of this Agreement by WellQuest and Physician have been duly authorized by all necessary laws, resolutions, and corporate or partnership action, and this Agreement constitutes the valid and enforceable obligations of Physician and WellQuest in accordance with its terms.

[signatures appear on following page]

IN WITNESS WHEREOF, the parties hereto or their duly authorized representatives have executed this Agreement on the day and year first written above.

WELLQUEST: WellQuest Medical & Wellness Centers of Northwest Arkansas, Ltd.
d/b/a WellQuest Northwest Arkansas

By:	/s/
Its:

PHYSICIAN:

SCHEDULE 3.2

RESPONSIBILITIES OF PHYSICIAN

Physician shall:

1.	Devote his or her best ability to the proper medical management of the WellQuest Northwest Arkansas Centers.

2.	Establish and continually review policies and procedures related to medical education at the WellQuest Arkansas Centers

3.	Serve as Laboratory Director of any WellQuest clinical laboratories in Arkansas.

4.	Be responsible for assuring that established policies, bylaws, rules and regulations of WellQuest are followed in the WellQuest Arkansas Centers.

5.	Provide overall medical direction to the WellQuest Arkansas Centers.

6.
Design, develop, review, evaluate and implement administrative and patient care policies and procedures that promote the quality, service, efficiency, cost-effectiveness and overall success of the WellQuest Arkansas Centers.

7.	Supervise and coordinate the delivery of patient care by WellQuest and its employees in the WellQuest Arkansas Centers, including any laboratories and imaging centers operated by WellQuest.

8.	Meet regularly with WellQuest employees and quality assurance staff for discussion of clinical issues to ensure proper treatment.

9.
Assist WellQuest in ensuring that the WellQuest Centers, including any laboratories and or imaging centers, meet all requirements, terms and conditions required by Medicare Conditions of Participation and federal and state statutes governing the provision of such services.

10.	Propose programs to address WellQuest and WellQuest Arkansas Centers needs (with the assistance and input of consultants of the specialties where medical education needs are identified).

11.
Work with the Director of Quality Assurance, after implementation of the programs at the WellQuest Arkansas Centers, to determine the impact of said programs on the quality of care at the WellQuest Arkansas Centers.

12.	Assist in consumer and patient education, marketing and recruitment

13.	Review employees’ pre-employment and annual health examination reports.

14.
Make recommendations at least annually to WellQuest administration regarding WellQuest Arkansas Centers staffing, equipment and facility needs, quality standards, quality assurance indicators, and WellQuest Arkansas Centers personnel’s adherence to WellQuest policies and procedures.

15.	Assist WellQuest in identifying new markets for Arkansas WellQuest Centers, and in recruiting and staffing Practices to serve the new markets.

16.	From time to time, attend conferences and educational meetings that further the quality services and business goals of WellQuest.

17.	Represent WellQuest in the community and media in a manner that furthers WellQuest’s goals.

SCHEDULE 4.2

Reportable Events

(If there are no reportable events, list “NONE”)